Exhibit 3.1

ARTICLES OF AMENDMENT OF
SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
GENCO SHIPPING & TRADING LIMITED
UNDER SECTION 90 OF THE BUSINESS CORPORATIONS ACT

The undersigned, the President of Genco Shipping & Trading Limited, a corporation incorporated under the laws of the Republic of the Marshall Islands (the “Corporation”), for the purpose of amending the Second Amended and Restated Articles of Incorporation of the Corporation, hereby certifies:

1.	The name of the Corporation is Genco Shipping & Trading Limited.

2.	The Articles of Incorporation of the Corporation were filed with the Registrar of Corporations on September 27, 2004.

3.
The text of the first sentence of Article H, Section (b) of the Second Amended and Restated Articles of Incorporation of the Corporation is hereby amended and restated in its entirety  to read as follows:

“The number of directors constituting the Whole Board shall be nine (9).”

4.
The amendment to the Second Amended and Restated Articles of Incorporation of the Corporation was authorized by the unanimous vote of the Corporation’s board of directors and the vote of the holders of at least two-thirds of the voting power of all of the Corporation’s outstanding shares entitled to vote thereon at a duly held meeting of shareholders.

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IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on this 4th day of January, 2017.

GENCO SHIPPING & TRADING LIMITED

By: /s/ John C. Wobensmith
Name:	John C. Wobensmith
Title:	President